Exhibit 10.5

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, entered into on March 2, 1990 and amended March 4, 1999, February 24, 2000, and December 16, 2005, by and between Wausau Paper Corp. (herein referred to as the “Corporation”) and San W. Orr, Jr., an individual (herein referred to as “Executive”) is hereby amended effective December 17, 2008.

NOW, THEREFORE, the parties agree as follows:

1.

Election to Defer.  Executive may, in his discretion, elect to defer all or any cash compensation (specified by amount or percentage of such compensation) payable to him by the Corporation from time to time for service to the Corporation as an employee by executing an election in the form set forth in Exhibit A hereto (herein referred to as an “Election”) and filing such Election with the secretary of the Corporation (herein referred to as the “Secretary”); provided, however, that no election to defer compensation hereunder shall be permitted or otherwise effective with respect to compensation attributable to services rendered by Executive after December 31, 2004.  An Election shall be effective with respect to all cash compensation specified on the election form filed with the Secretary by Executive which is accrued and payable after the date the Election is received by the Secretary and until the Election is amended or revoked.  An Election hereunder may be amended or revoked at any time by filing a subsequent Election with the Secretary.  Such amendment or revocation shall be effective with respect to cash compensation accrued and payable on and after receipt of such new Election by the Secretary.

2.

Deferred Compensation Account.  The Corporation shall maintain upon its corporate books a deferred compensation account (herein referred to as the “Account”) with respect to any compensation deferred under this agreement.  As of the first day of each calendar month, the Corporation shall make the following adjustments to the Account:  (a) Subtract amounts paid from the Account during the immediately preceding month; and (b) Add the amount of compensation Executive has elected to defer under paragraph 1 which was otherwise payable to Executive during the immediately preceding month.  As of the first day of each calendar year, the Corporation shall add to the Account simple interest, calculated at a rate equal to average of the prime rate published in The Wall Street Journal on the first business day of each calendar quarter in the preceding calendar year, minus one percentage point, on the average daily balance in the Account during the preceding year.  The Account created hereunder shall not represent any specific assets of the Corporation, and the Corporation is not obligated by this provision to set aside any assets in respect of the Account.

3.

Distribution.  Distribution of the amount reflected in the Account shall be made in 5 annual installments with the first installment payment to be made within the 60 day period following the date on which Executive ceases to be a member of the Board of Directors of the Corporation; provided, however, that in the event of a “Change in Control” (defined below) or Executive’s death, the remaining balance in the Account shall be distributed within the 60 day period following the date of such event in a single lump sum payment.  The amount of each annual installment distribution shall equal the balance in the Account on the date set for payment of such installment divided by the number of installment distributions remaining within the distribution period (including such installment).  Interest shall continue to be credited under paragraph 2 during the installment distribution period.  For purposes of this paragraph 3, a “Change in Control” shall mean a “change of control” of the Company as defined in Code Section 409A and the regulations promulgated thereunder.

4.

Recipient of Distribution.  Each payment to be made by the Corporation hereunder shall be made to Executive if he is living on the date such payment is made, and, if he is not, to such person or persons (the “Beneficiary” or “Beneficiaries”) as Executive shall designate on the form set forth in Exhibit A or in such other writing signed by the Executive.  Executive may change or revoke any such designation previously made by filing a new designation with the Secretary.  Such new designation shall be effective for purposes of this paragraph immediately upon filing.  If no designation hereunder is in effect or no designated Beneficiary is living when payment is to be made, payment shall be made to the estate of the last to die of Executive or, if a Beneficiary has been designated and such designation has not been revoked, the Beneficiary.

5.

Termination and Liquidation.  The Plan shall be terminated effective December 17, 2008, and the Executive’s Account on December 21, 2009 shall be paid in a single lump sum equal to the balance in Executive’s Account on November 30, 2009.  Interest shall continue to be credited under paragraph 2 during the period between December 17, 2008 and November 30, 2009.  In the event of the Participant’s death prior to December 21, 2009, his Account shall be distributed to his Beneficiary.  The termination and liquidation of the Plan shall be nullified and of no effect in the event that the Corporation determines based on Internal Revenue Service guidance or rulings that the termination and liquidation will adversely affect the compliance of the Agreement or any other deferred compensation plan maintained by the Corporation with Section 409A of the Internal Revenue Code of 1986, as amended.

6.

Miscellaneous.

(a)

Neither Executive nor any Beneficiary shall have any right or title to or interest in any specific assets of the Corporation in respect of this agreement.  Any person entitled to payment under the agreement shall be an unsecured general creditor of the Corporation in respect of such payment.

(b)

Except as may otherwise be required by law, no amount payable under this agreement may be alienated in any manner by Executive or any Beneficiary or be subject to the debts or liabilities of Executive or any Beneficiary.  Any attempt by Executive or any Beneficiary to alienate any amount payable under the agreement shall be void.

(c)

This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives and successors.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on this 17th day of December, 2008.

WAUSAU PAPER CORP.

By:  THOMAS J. HOWATT

Thomas J. Howatt

President and Chief Executive Officer

SAN W. ORR, JR.

San W. Orr, Jr., Executive

EXHIBIT A

WAUSAU PAPER CORP.

DEFERRED COMPENSATION AGREEMENT ELECTION

Date: _________________, 1994

Pursuant to the provisions of the Deferred Compensation Agreement dated July 1, 1994 (the “Agreement”), I hereby elect to defer the payment of the following compensation otherwise payable to me by Wausau Paper Corp.

(1)

The amount or percentage of such compensation to be deferred under the Agreement shall be as follows:

Dollar Amount or

Type of Compensation

Deferral Percentage

Salary

__________________________________

Bonus

__________________________________

(2)

This election shall remain in effect until I amend or revoke it by subsequent election, or until the time set for distribution of deferred amounts under the Agreement.

(3)

In the event of my death before the amounts payable to me under the Agreement have been distributed to me, I hereby direct that such amounts be paid in a lump sum to:

(NOTE:  If no beneficiary is named, any amounts payable will be paid to your estate or personal representative.  You must notify the Secretary of the Corporation of any change in your beneficiary’s address.)

San W. Orr, Jr.